UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 13, 2012, Lakes Entertainment, Inc. (“Lakes”) announced that it terminated the Pre-Development, Development and Financing Arrangement Agreement (the “Agreement”), which was executed on November 22, 2011 by and between Lakes Jamul Development, LLC, a wholly owned subsidiary of Lakes, and the Jamul Indian Village (“Tribe”). The Agreement pertained to the development of a casino on the Tribe’s reservation outside of San Diego, California. Due to Lakes’s corporate strategic objectives, Lakes determined that it would not continue to move forward with the project with the Tribe and terminated the Agreement, effective March 13, 2012. Lakes has a continuing obligation to fund the Tribal support payments equal to approximately $0.6 million subsequent to the termination date and provide funding of certain professional fees for a period of thirty days from the termination date.

The Agreement called for the casino to be developed in three phases. Lakes was to receive no compensation for its services during the first phase of the casino, but it was to receive a monthly payment equal to $209,000 after payment of casino expenses and the Tribe’s minimum distribution, and any remaining net revenue was to be split evenly between the Tribe and Lakes. Such payments to Lakes were to be applied to the Tribe’s outstanding debt to Lakes. Upon opening of the second phase of the casino, Lakes was to receive a fee equal to $1,000,000 plus approximately 8% of the project costs of such phase. Upon opening of third phase of the casino, Lakes was to receive a fee equal to $2,000,000 plus approximately 8% of the project costs of such phase. Lakes was also required to fund certain pre-development expenses and Tribal support payments. As of the date of termination, Lakes has advanced approximately $57.5 million including accrued interest.

The Agreement provides that in the event of this termination, all accrued and unpaid interest on Lakes’s promissory notes (“Lakes Notes”) as of the termination date will be capitalized and will continue to accrue interest, and the Tribe will be required to pay accrued interest on the Lakes Notes on a monthly basis (commencing on the date thirty (30) days from and after the termination date) and the unpaid principal of the Lakes Notes will be payable in one hundred twenty (120) consecutive equal monthly installments. Additionally, all post-termination Tribal support payments shall be added to the outstanding principal of the Tribal support loan incorporated into the Lakes Notes and will be paid on the same terms thereof. Although the Tribe remains legally liable to repay the advances, it is not contemplated that the Tribe will have sufficient funds to make such payments unless it opens a gaming facility on its reservation. Lakes continues to have a collateral interest in all revenues from any future casino owned by the Tribe, and the casino’s furnishings and equipment.

A copy of the press release issued by Lakes on March 13, 2012 pertaining to the termination of the Agreement is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Not Applicable

99.1	Lakes Entertainment, Inc. Press Release dated March 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)

Date: March 13, 2012	/s/ Timothy J. Cope
Name: Timothy J. Cope
Title: President and Chief Financial Officer

4